Exhibit 99.1

Press Release

June 15, 2005	Contact Information:
For Immediate Release	Thomas J. Jansen
Chief Financial Officer
414.643.3000

Rexnord Corporation Reports Fourth Quarter and Full Year Results

MILWAUKEE, WI – June 15, 2005

Rexnord Corporation, a leading manufacturer of highly engineered mechanical power transmission components, today reported its summary results for the fourth quarter and full year of its fiscal year 2005.

Fourth Quarter Highlights:

•                  Fourth quarter sales grew 7.5% over the prior year quarter to $223.2 million - continued strength in power transmission and aerospace products

•                  Net income of $11.1 million and Adjusted EBITDA of $45.8 million; Adjusted EBITDA margins increased 170 basis points over the prior year quarter to 20.5%

•                  Inventory declined $4 million in the fourth quarter and $18 million over the last two quarters on a constant currency basis

•                  Term debt reduced by $31 million in the fourth quarter

Fiscal 2005 Highlights:

•                  Fiscal 2005 sales grew $98.2 million or 13.8% to $811.0 million while reducing trade working capital (receivables, inventory and trade payables) by $4.9 million

•                  Net income grew $7.2 million or 51% over last year to $21.6 million

•                  Full year Adjusted EBITDA grew $24 million or 22% to $134.8 million; Adjusted EBITDA includes $2.0 million of LIFO expense

•                  Reduced term debt by $45 million in fiscal 2005 and increased cash balances by $4.5 million from prior year

Bob Hitt, Rexnord’s Chief Executive Officer, said, “We ended our fiscal 2005 on a strong note; we posted sales growth over the comparable prior year quarter for the fifth consecutive quarter and our order book remained strong, as orders grew for the sixth consecutive quarter compared to the prior year.  Both our industrial distribution and OEM customers continued to show strong demand, as many of the industries in which our products are utilized continue to experience

Visit us on-line at www.rexnord.com

favorable economic conditions.  In addition to the positive top-line results in the fourth quarter, we executed well, driving solid profitability on the year over year sales increase, and we reduced inventories by another $4 million in the quarter on a constant currency basis.  Our Adjusted EBITDA in the quarter was $45.8 million, or 20.5% of sales, a 170 basis point improvement over the fourth quarter of fiscal 2004.  The fourth quarter was also very strong from a cash flow perspective as we reduced our term debt by $31 million in the quarter and increased cash balances by $12.8 million from the third quarter.”  Hitt continued, “Our performance in the fourth quarter finished a solid fiscal 2005 for Rexnord both commercially and from an operational execution perspective.  Throughout fiscal 2005 each of our product lines experienced strong sales and orders growth.  From a profitability perspective, our Adjusted EBITDA in fiscal 2005, including the $2.0 million of LIFO expense recorded throughout the year, grew by $24 million to $134.8 million.  Hitt concluded, “In fiscal 2005 we realized the tangible, financial benefits of implementing the Rexnord Business System over the past couple of years.  We were able to reduce our inventories by $9 million in fiscal 2005 while growing the top-line and improving both on-time delivery and quality.  The inventory reduction of $9 million on a constant currency basis cost us approximately $3.3 million in unfavorable manufacturing absorption, but it was absolutely the right thing to do from an operational and cash flow perspective.  Our focus on execution and debt reduction over the past two years afforded us the flexibility to pursue acquisitions.  We announced and completed the acquisition of The Falk Corporation from Hamilton Sundstrand, a division of United Technologies, shortly after our year end.  We’re looking forward to continuing to build upon our fiscal 2005 performance in fiscal 2006 as well as capturing the tremendous opportunities we see as we combine Rexnord and Falk.”

Fourth Quarter - Adjusted EBITDA of $45.8 million & $31 million term debt reduction

Sales in the fourth quarter were $223.2 million, an improvement of 7.5%, or $15.6 million over the prior year quarter.  On a constant currency basis, fourth quarter sales were favorably impacted by 1.6% or $3.4 million, as the Euro and Canadian Dollar strengthened against the U.S. Dollar compared to the prior year.  Sales of power transmission products drove the majority of the growth in the quarter, accounting for $10.6 million of the total sales growth in the quarter.  Sales to both our industrial distribution and OEM customers increased in the fourth quarter compared to the prior year.  In addition to the sales growth of power transmission products, sales of the Company’s aerospace products and special components products had another solid quarter, with sales increasing 24% and 7%, respectively, over the prior year fourth quarter.

Adjusted EBITDA in the fourth quarter was $45.8 million or 20.5% of sales, 170 basis points better than last year’s fourth quarter Adjusted EBITDA of $39.0 million or 18.8% of sales.  Restructuring and other non-recurring costs were $5.9 million in the fourth quarter of fiscal 2005 and were comprised of (i) a $1.6 million non-cash charge recorded within cost of sales relating to excess and obsolete inventory on hand at the date of the 2002 Rexnord acquisition from Invensys for which no reserves were initially established, and (ii) $4.3 million of expenses recorded within restructuring and similar costs related to severance and related costs of headcount reduction programs.

Gross profit margin in the fourth quarter was 34.6% compared to 34.1% in the fourth quarter of fiscal 2004.  Gross profit in the fourth quarter of fiscal 2005 includes the $1.6 million non-cash charge for excess and obsolete inventory which adversely impacted margins by 70 basis points.  Selling, general and administrative expenses (“SG&A”) expressed as a percentage of sales declined 90 basis points to 18.2% from 19.1% in the prior year fourth quarter.  SG&A expressed in dollars grew by $1.0 million in the fourth quarter of fiscal 2005 to $40.7 million, of which $0.6 million was a result of foreign currency fluctuations.

Fiscal 2005 – Sales growth of $98.2 million; Inventories decline $9 million on a constant currency basis

Sales in fiscal year 2005 were $811.0 million, an increase of 13.8% compared to fiscal 2004.  Sales in fiscal 2005 were favorably impacted by 2.2% or $15.5 million, as the Euro and Canadian Dollar strengthened against the U.S. Dollar.  The sales growth in fiscal 2005 was driven primarily by sales of the Company’s power transmission products, which increased 14% compared to fiscal 2004.  The sales growth was a result of improved business conditions in the end-user industrial sectors of the economy, including construction, mining, cement, energy and heavy duty truck, as both industrial distribution and OEM customers showed strong demand throughout fiscal 2005 after beginning to recover in late fiscal 2004.  In addition to the sales growth of power transmission products, the Company’s aerospace and special components products also experienced solid growth, with sales increasing 20% and 9%, respectively, compared to fiscal 2004.

Adjusted EBITDA in fiscal 2005 increased 21.7% over fiscal 2004 to $134.8 million and Adjusted EBITDA margins expanded 110 basis points to 16.6% of sales compared to 15.5% in fiscal 2004.  Fiscal 2005 Adjusted EBITDA includes $2.0 million of LIFO expense.

Gross profit margin in fiscal 2005 was 31.5% compared to 31.9% in fiscal 2004.  Included within gross profit in fiscal 2005 is $2.0 million of LIFO expense and the previously mentioned $1.6 million non-cash charge related to excess and obsolete inventory, which in the aggregate, adversely impacted gross profit margins by 40 basis points.  SG&A expressed as a percentage of sales in fiscal 2005 was 18.9%, 190 basis points lower than fiscal 2004.  In dollars, SG&A in fiscal 2005 grew by $5.5 million to $153.6 million, of which $3.2 was a result of foreign currency fluctuations.

Term debt reduced by $31 million in the Fourth Quarter & $45 million in Fiscal 2005

At the end of the fourth quarter, the Company had total debt of $506.7 million and cash on hand of $26.3 million.  The Company’s leverage ratio (Debt to EBITDA as defined in the Company’s credit agreement) as of March 31, 2005 was 3.9x versus 4.7x at the end of March 2004.  The interest coverage ratio (EBITDA to Interest Charges as defined in the Company’s credit agreement) continues to improve and ended at 3.2x as of March 31, 2005 compared to 2.8x at the end of fiscal 2004.  Subsequent to March 31, 2005 we amended our existing credit agreement to allow us to incur an additional $312 million of debt to finance the acquisition of Falk Corporation from Hamilton Sundstrand, a division of United Technologies.

Falk Acquisition Update & Outlook

Bob Hitt, Rexnord’s Chief Executive Officer, continued, “We announced the acquisition of Falk Corporation on April 5th and closed the transaction on May 16th.  We’re exceptionally pleased to add the strength of Falk’s brand and products to Rexnord’s power transmission product portfolio.  We’re making excellent progress integrating the two companies and look forward to bringing the power of the two companies to our customers.  We anticipate that the combined company will have revenues in excess of $1.0 billion in fiscal 2006.  Our outlook for fiscal 2006 assumes that the economic conditions remain relatively stable compared to where they are today.  We also expect to continue making additional progress on operational execution, and as such we expect our first quarter results to be above those we posted in the first quarter of fiscal 2005.”

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization.  EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in the industry.  EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations.  Other companies in the industry may calculate EBITDA differently.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.  See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.

Adjusted EBITDA represents EBITDA plus the additional adjustments noted in the table below.  Adjusted EBITDA is presented because it better represents ongoing business performance than EBITDA, since the adjustments reflect earnings and expenses considered as non-representative of ongoing business for the reasons specified below.  Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading worldwide manufacturer of mechanical power transmission components.  Including the acquisition of Falk, the Company has over 5,900 employees located at more than 35 manufacturing facilities worldwide.  Rexnord products are sold around the world by over 200 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors.  For more information, visit www.rexnord.com.

Conference Call Details

Rexnord will hold a conference call on Thursday, June 16th, 2005 at 10:00 a.m. EDT to discuss its fiscal year 2005 fourth quarter and full year results, provide a general business update and respond to questions. Rexnord CEO Robert Hitt and CFO Thomas Jansen will co-host the call.  The conference call can be accessed via telephone as follows:

Domestic toll-free #: (800) 289-0569

International toll #: (913) 981-5542

Access Code:  5650742

Lines will be muted until Rexnord completes its comments on the results.  Thereafter, a question and answer session will commence.

If you are unable to participate during the live teleconference, a replay of the conference call will be available until June 24th, 2005. To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) with access code 5650742.

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fourth Quarter Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2005	2004	2005	2004
	(unaudited)	(unaudited)

Net sales	$223.2	$207.6	$811.0	$712.8

Cost of sales	146.0	136.9	555.8	485.4
Gross profit	77.2	70.7	255.2	227.4

Selling, general and administrative expenses	40.7	39.7	153.6	148.1
Restructuring and other similar costs	4.3	0.5	7.3	2.6
Curtailment gain	—	(1.0)	—	(6.6)
Amortization of intangible assets	3.4	3.5	13.8	13.9
Income from operations	28.8	28.0	80.5	69.4

Non-operating income (expense):
Interest expense	(11.5)	(11.3)	(44.0)	(45.4)
Other, net	0.8	1.0	(0.7)	(1.1)
Income before income taxes	18.1	17.7	35.8	22.9

Provision for income taxes	7.0	6.7	14.2	8.7
Net income	$11.1	$11.0	$21.6	$14.2

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)	March 31, 2005	March 31, 2004

Assets
Current assets:
Cash	$26.3	$21.8
Receivables, net	127.7	120.2
Inventories	127.7	134.7
Other current assets	18.1	14.6
Total current assets	299.8	291.3

Property, plant and equipment, net	263.9	270.2
Intangible assets, net	111.3	125.2
Goodwill	575.1	582.1
Other assets	27.3	30.3
Total assets	$1,277.4	$1,299.1

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$3.3	$2.0
Trade payables	78.3	72.9
Income taxes payable	3.7	4.8
Deferred income taxes	12.8	6.4
Compensation and benefits	32.6	29.3
Current portion of pension obligations	13.6	10.5
Current portion of postretirement benefit obligations	5.7	5.7
Other current liabilities	30.9	42.1
Total current liabilities	180.9	173.7

Long-term debt	503.4	548.8
Pension obligations	75.8	82.2
Postretirement benefit obligations	34.2	38.2
Deferred income taxes	50.2	49.7
Other liabilities	8.2	7.4
Total liabilities	852.7	900.0

Stockholders’ equity:
Common stock, $.01 par value; authorized 5,000,000 shares; issued and outstanding 3,615,428 shares at March 31, 2005 and 3,595,001 shares at March 31, 2004	0.1	0.1
Additional paid in capital	361.6	359.4
Retained earnings	45.4	23.8
Accumulated other comprehensive income	17.6	15.8
Total stockholders’ equity	424.7	399.1
Total liabilities and stockholders’ equity	$1,277.4	$1,299.1

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Year ended March 31,
(in millions)	2005	2004

Operating activities
Net income	$21.6	$14.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	31.6	31.5
Amortization of intangibles	13.8	13.9
Amortization of deferred financing fees	3.6	3.4
Non-cash gain on pension and OPEB curtailment	—	(6.6)
Deferred income taxes	8.8	2.7
Gain on dispositions of fixed assets	(2.1)	(0.9)
Changes in operating assets and liabilities:
Receivables	(4.6)	5.0
Inventories	9.5	1.3
Other assets	(3.6)	(1.6)
Trade payables	3.8	12.0
Accruals and other liabilities	(15.0)	(29.9)
Cash provided by operating activities	67.4	45.0

Investing activities
Acquisition of Rexnord Group	—	(10.4)
Expenditures for property, plant and equipment	(25.7)	(22.1)
Proceeds from dispositions of fixed assets	6.4	1.8
Cash used for investing activities	(19.3)	(30.7)

Financing activities
Net repayments of long-term debt	(44.2)	(30.1)
Payment of financing fees	—	(1.1)
Proceeds from exercise of stock options	2.0	—
Other common stock activity	0.2	—
Cash used for financing activities	(42.0)	(31.2)
Effect of exchange rate changes on cash	(1.6)	1.5
Increase (decrease) in cash	4.5	(15.4)
Cash at beginning of period	21.8	37.2
Cash at end of period	$26.3	$21.8

Reconciliation of EBITDA and Adjusted EBITDA

(Unaudited)

	Fourth Quarter Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2005	2004	2005	2004

Net income	$11.1	$11.0	$21.6	$14.2
Interest expense, net	11.5	11.3	44.0	45.4
Provision for income taxes	7.0	6.7	14.2	8.7
Depreciation and amortization	11.1	11.5	45.4	45.4

EBITDA	40.7	40.5	125.2	113.7

Adjustments to EBITDA(1):
Restructuring and similar costs	5.9	0.5	8.9	2.6
Eliminate curtailment gain	—	(1.0)	—	(6.6)
Other (income) expense, net	(0.8)	(1.0)	0.7	1.1
Subtotal Adjustments to EBITDA	5.1	(1.5)	9.6	(2.9)

Adjusted EBITDA	$45.8	$39.0	$134.8	$110.8

Memo: LIFO expense (income)	$(0.1)	$(0.4)	$2.0	$(0.4)

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)         Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, other income (expense) and nonrecurring items.  For the three and twelve months ended March 31, 2005 restructuring and other similar costs of $5.9 million and $8.9 million respectively, relate to restructuring expenses associated with severance and related costs and includes a $1.6 million charge for excess and obsolete inventory related to the acquisition of Rexnord from Invensys in 2002 which was recorded in cost of sales.  Other (income) expense consists of:  (i) management fees of ($0.5) million and ($2.0) million, respectively and (ii) a gain on the sale of fixed assets of $1.2 million and $2.1 million, respectively, and (iii) foreign currency gains (losses) of $0.1 million and ($0.8) million respectively.  For the three and twelve months ended March 31, 2004 restructuring and other similar costs of $0.5 million and $2.6 million respectively, relates to consulting costs to implement severance programs initiated in prior years.  Other (income) expense consists of: (i) management fees of ($0.5) million and ($2.0) million respectively, (ii) a gain on sale of fixed assets of $0.3 million and $0.9 million respectively and (iii) a mark-to-market gain on a foreign currency exchange contract of $1.2 million, and $0.0 million, respectively.

Effect of Currency Translation on Sales

The Company’s press release contains information regarding the effect of currency translation on sales, which is a non-GAAP measure.  Rexnord believes this provides useful information to investors because it reflects performance of the Company without the effect of changes in currency rates, which is outside the control of management.  Management uses sales excluding translation as a measure to monitor and evaluate the Company’s regional performance.

The following is a reconciliation of reported sales to sales excluding currency for the three and twelve month periods ended March 31, 2005.

	Fourth Quarter Ended March 31, 2005			Fiscal Year Ended March 31, 2005
			Sales			Sales
			Excluding			Excluding
		Currency	Currency		Currency	Currency
	Sales	Translation	Translation	Sales	Translation	Translation

United States	$144.2	$—	$144.2	$528.9	$—	$528.9
Canada	11.2	(0.5)	10.7	37.6	(2.0)	35.6
Europe	57.2	(2.4)	54.8	201.2	(12.7)	188.5
Rest of World	10.6	(0.5)	10.1	43.3	(0.8)	42.5
	$223.2	$(3.4)	$219.8	$811.0	(15.5)	$795.5